Exhibit 99.1
Globecomm Systems Reports Fiscal 2010 Third Quarter and Nine-Month Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—May 10, 2010—Globecomm Systems Inc. (NASDAQ: GCOM), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, today announced financial results for the fiscal 2010 third quarter and nine months ended March 31, 2010. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and fully diluted earnings per share adjusted for acquisition related costs, both non-GAAP financial measures. In the attached tables the Company provides a detailed reconciliation of GAAP earnings to adjusted EBITDA and fully diluted earnings per share adjusted for acquisition related costs. A summary of the Company’s third quarter results are:
•	Service revenues increased 77.2% to a record $34.0 million as compared to $19.2 million in the same period last year.

•	Revenues from infrastructure solutions decreased 3.2% to $18.8 million as compared to $19.4 million in the same period last year.

•	Consolidated revenues increased 36.8% to $52.8 million as compared to $38.6 million in the same period last year.

•	GAAP earnings per diluted share increased 100% to $0.06, as compared to GAAP earnings per diluted share of $0.03 in the same period last year. Excluding the previously announced acquisition costs charge of $0.03 relating to the Company’s acquisition of Carrier to Carrier Telecom BV (C2C) and the assets of Evolution Communication Ltd. (Evocomm) on March 5th earnings per diluted share would have increased 200% to $0.09, as compared to $0.03 in the same period last year.

•	Adjusted EBITDA increased 84.9% to a record $5.5 million as compared to $3.0 million in the same period last year. Adjusted EBITDA excludes the previously announced acquisition costs relating to the Company’s C2C/Evocomm acquisition.
Fiscal Year 2010 Third Quarter Results
Revenues for the Company’s fiscal 2010 third quarter increased 36.8% to $52.8 million as compared to $38.6 million in the same period last year. Revenues from services increased 77.2% to a record $34.0 million as compared to $19.2 million in the same period last year. Revenues from infrastructure solutions decreased 3.2% to $18.8 million as compared to $19.4 million in the same period last year. The increase in service revenues was primarily driven by the Company’s acquisitions of Mach 6, Telaurus and C2C/Evocomm, which combined contributed $8.9 million, coupled with an increase in the access services offering in the government marketplace. Infrastructure solutions revenue remained relatively flat as bookings and revenues in the infrastructure solutions segment continue to be adversely impacted by the global economic slowdown.
Net income for the Company’s fiscal 2010 third quarter increased 129.7% to $1.2 million, or $0.06 per diluted share, as compared to net income of $0.5 million, or $0.03 per diluted share, in the third quarter of fiscal 2009 on a GAAP basis. Under the new accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition-related transaction expenses are required to be expensed rather than capitalized. In the third quarter of fiscal 2010, the Company incurred approximately $0.9 million, or $0.03 per diluted share of acquisition costs related to the acquisition of C2C/Evocomm. Excluding the acquisition costs, earnings per diluted share would have increased 200% to $0.09 as compared to $0.03 in the same period last year. Adjusted EBITDA for the third quarter of 2010 increased 84.9% to $5.5 million compared to $3.0 million in the third quarter of 2009. Adjusted EBITDA excludes the acquisition costs relating to the C2C/Evocomm acquisition. The increase in net income and adjusted EBITDA was primarily driven by the significant increase in service revenues and the related operating leverage the Company is currently experiencing.
Fiscal Year 2010 Nine Month Results
Revenues for the Company’s fiscal 2010 nine months ended March 31, 2010 increased 30.3% to a record $157.6 million as compared to $120.9 million in the same period last year. Revenues from services increased 69.8% to a record $96.2 million as compared to $56.7 million in the same period last year. The increase in service revenues was primarily driven by the Company’s acquisitions of Mach 6, Telaurus and C2C/Evocomm, which combined contributed $25.4 million, coupled with an increase in the access service offering primarily in the government marketplace. Infrastructure solutions revenues decreased 4.5% to $61.4 million from $64.3 million as bookings and revenues in the infrastructure segment continue to be adversely impacted by the global economic slowdown.
Net income for the Company’s first nine months of fiscal 2010 increased 67.7% to $3.9 million, or $0.19 per diluted share, compared to net income of $2.3 million, or $0.11 per diluted share, in the same period last year on a GAAP basis. During the third quarter, the Company completed the acquisition of C2C/Evocomm and incurred $0.9 million of acquisition costs, or $0.03 per diluted share. Excluding these costs, earnings per diluted share increased 100% to $0.22 as compared to $0.11 in the same period last year. Adjusted EBITDA for the first nine months of fiscal 2010 increased 53.5% to $13.9 million compared to $9.1 million in the same period last year. Adjusted EBITDA excludes the acquisition costs relating to the C2C/Evocomm acquisition. The increase in net income and adjusted EBITDA was primarily driven by the significant increase in service revenues and the related operating leverage the Company is currently experiencing.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO of the Company, said, “The largest acquisition in the Company’s history capped off a record revenue quarter along with an increase in operating income of 128%. Momentum in the service segment remains robust. We expect that to continue for the foreseeable future and look forward to record fourth quarter and full year consolidated revenues. The Company is experiencing good operating leverage in the service segment at this time and it appears that the infrastructure segment revenues are bottoming. New Ka band commercial satellites and the US Government’s wideband global X band satellites should drive demand for new ground segment equipment. The Company is investing heavily in both Ka and X band terminals to be positioned for an eventual market rebound in capital spending. We have issued revised revenue guidance reflecting the anticipated four month impact of the C2C/Evocomm acquisition and we are maintaining our earnings guidance, which includes a $0.03 per diluted share charge for the acquisition costs. We believe that C2C/Evocomm will prove to be a very strategic acquisition both in the short and long term. Our balance sheet remains strong further enabling the Company to be opportunistic during the current downturn.”
Keith Hall, President and COO of the Company said, “Low customer churn, coupled with contract expansion within our existing customer base has set the foundation for top and bottom line stability during the current economic downturn. This was supported in the third quarter with the announced increase of $34.2 million to an existing government service contract and a $9.1 million increase in NATO Force Tracking services funding. New hosted service platforms were launched as highlighted by the introduction of our new software application TEMPOSM enabling interactive web-based training and corporate communications. Recently, we began operation of our IP-based 3G cellular switch and activated our first customers. We are excited as we continue to evolve our value proposition as a managed services provider creating new application based offerings for new and existing vertical market segments. Initial integration of our new acquisitions has begun, and I look forward to a record fourth quarter as we set the stage for continued growth in fiscal 2011.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2010
Globecomm currently expects the following financial results for the fiscal year 2010:
•	Consolidated revenues to be approximately $225 million.

•	Service segment revenues to be approximately $140 million.

•	GAAP earnings per diluted share to be between $0.30 and $0.35.

•	Adjusted EBITDA to be approximately $20 million.

Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization, non-cash stock compensation expense and acquisition costs. Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis. The Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Fully diluted earnings per share, adjusted for acquisition related costs is a non-GAAP measure, which excludes acquisition related costs. These amounts are not in accordance with GAAP and Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under the new accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition-related transaction expenses are required to be expensed rather than capitalized and therefore the exclusion of the acquisition costs is a non-GAAP measure that provides better comparability of results.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, access services, hosted services and lifecycle support services. Globecomm’s customers include government and government-related entities, communications service providers, commercial enterprises and broadcast and other media and content providers.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Maryland, New Jersey, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. In particular, the impact of the current economic downturn and the unpredictability of government spending programs make assessment of future performance extremely difficult. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301

Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009

Revenues from infrastructure solutions	$18,782	$19,396	$61,362	$64,269
Revenues from services	34,018	19,198	96,196	56,657

Total revenues	52,800	38,594	157,558	120,926

Costs and operating expenses:

Costs from infrastructure solutions	14,853	15,938	50,486	53,124
Costs from services	24,822	14,386	70,907	42,899
Selling and marketing	3,943	2,891	10,817	9,220
Research and development	760	636	2,272	1,456
General and administrative	6,478	3,892	17,209	11,256

Total costs and operating expenses	50,856	37,743	151,691	117,955

Income from operations	1,944	851	5,867	2,971

Interest income	58	33	326	511
Interest (expense)	(50)	—	(50)	—

Income before income taxes	1,952	884	6,143	3,482

Provision for income taxes	707	342	2,256	1,164

Net income	$1,245	$542	$3,887	$2,318

Basic net income per common share	$0.06	$0.03	$0.19	$0.11

Diluted net income per common share	$0.06	$0.03	$0.19	$0.11

Weighted-average shares used in the calculation of basic net income per common share	20,601	20,210	20,466	20,184

Weighted-average shares used in the calculation of diluted net income per common share	21,030	20,357	20,884	20,479

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	June 30,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,076	$44,034
Restricted cash	5,027	—
Accounts receivable, net	46,748	45,438
Inventories	33,648	17,043
Prepaid expenses and other current assets	2,632	2,292
Deferred income taxes	1,070	1,058

Total current assets	126,201	109,865

Fixed assets, net	37,691	33,379
Goodwill	37,606	25,613
Intangibles, net	16,648	11,020
Deferred income taxes	8,129	10,214
Other assets	1,625	1,448

Total assets	$227,900	$191,539

Liabilities and Stockholders’ Equity
Current liabilities	$52,734	$35,221
Other liabilities	2,799	924
Long term debt	10,000	—
Deferred income taxes	582	582
Total stockholders’ equity	161,785	154,812

Total liabilities and stockholders’ equity	$227,900	$191,539

Globecomm Systems Inc.
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009

Net income	$1,245	$542	$3,887	$2,318
Adjustments:
Interest (income)	(58)	(33)	(326)	(511)
Interest expense	50	—	50	—
Provision for income taxes	707	342	2,256	1,164
Depreciation and amortization	1,970	1,450	5,391	4,198
Stock compensation expense	640	670	1,704	1,889
Acquisition related costs	940	—	940	—

Adjusted EBITDA	$5,494	$2,971	$13,902	$9,058

Globecomm Systems Inc.
Reconciliation of adjusted diluted Net Income per share
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009

Diluted net income per common share	$0.06	$0.03	$0.19	$0.11
Acquisition related costs (A)	0.03	—	0.03	—

Adjusted diluted net income per share	$0.09	$0.03	$0.22	$0.11

(A)	Amount represents acquisition costs of approximately $0.9 million related to the Company’s acquisition of C2C/Evocomm.